REG-C-L                       STATE OF NEW JERSEY
(7-98)                        DIVISION OF REVENUE

                        BUSINESS ENTITY AMENDMENT FILING

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Fill out all applicable information below and sign in the space provided. Please note that once filed, the information on this page is considered public. Refer to the instructions for delivery/return options, filing fees and field-by-field requirements. Remember to remit the appropriate fee amount for this filing. Use attachments if more space is required for any field, or if you wish to add articles for the public record.

                                                                       FILED
                                                                    NOV 3 1999
                                                                 State Treasurer
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                         SECTION II - AMENDMENT FILING

A.    Business Name: Axxexs .com Incorporated
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B.    Statutory Authority for Amendment: 14A:9-2(4) and 14A:9-4(3)
                                        ----------------------------------------
      (See Instructions for List of Statutory Authorities)

C. ARTICLE 3 OF THE CERTIFICATE of Incorporation |X|, Formation |_|, Registration |_|, Authority |_|, Limited Partnership |_|, of the above-referenced business is amended to read as follows: (Use attachment if more space is required)

            See Attachment

D.    Other Provisions: (Optional)

E.    Date Amendment was Adopted: October 29, 1999

F. CERTIFICATION OF CONSENT/VOTING: (If required by one of the laws cited below, certify consent/voting) N.J.S.A. 14A:9-1 et seq. or N.J.S.A. 15A:9-1 et seq., Profit and Non-Profit Corps. Amendment by the Incorporators

      |_| Amendment was adopted by unanimous consent of the Incorporators.

      N.J.S.A. 14A:9-2(4) and 14A:9-4(3), Profit Corps., Amendment by the Shareholders.

      |X| Amendment was adopted by the Directors and thereafter adopted by the shareholders.

      Number of shares outstanding at the time the amendment was adopted 4,769,587, and total number of shares entitled to vote thereon 4,769,587. If applicable list the designation and number of each class/series of shares entitled to vote:

      List votes for and against and if applicable, show the vote by designation and number of each class/series of shares entitled to vote:

Number of Shares Voting for Amendment  Number of Shares Voting Against Amendment
-------------------------------------  -----------------------------------------
            3,582,926                                      0

      **If the amendment provides for the exchange, reclassification, or cancellation of issued shares, attach a statement indicating the manner in which same shall be effected.

      N.J.S.A. 15A:9-4, Non-profit Corps., Amendment by Members or Trustees

      The corporation has |_| does not have |_| members.

      If the corporation has members, indicate the number entitled to vote ______, and how voting was accomplished:

            |_| At a meeting of the corporation. Indicate the number VOTING FOR _____ and VOTING AGAINST _____. If any class(es) of members may vote as a class, set forth the number of members in each class, the votes for and against by class, and the number present at the meeting:

Class     Number of Members     Voting for Amendment    Voting Against Amendment
-----     -----------------     --------------------    ------------------------

            |_| Adoption was by unanimous written consent without a meeting.

      If the corporation does not have members, indicate the total number of Trustees ______________, and how voting was accomplished:

            |_| At a meeting of the corporation. The number of Trustees VOTING
                FOR _________ and VOTING AGAINST _________

            |_| Adoption was by unanimous written consent without a meeting.

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G.    AGENT/OFFICE CHANGE

      New Registered Agent:_____________________________________________________
      Registered Office: (Must be a NJ street address)
      Street__________________________________ City _________________ Zip ______

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H.    SIGNATURE(S) FOR THE PUBLIC RECORD (See Instructions for Information on
      Signature Requirements)


Signature /s/ Louis [Illegible]     Title President              Date 10/29/99
         --------------------------       ----------------------      ----------


Signature _________________________ Title ______________________ Date __________

   The above-signed certifies that the business entity has complied with all applicable NJ statutory filing requirements

                                   ATTACHMENT

THIRD: The aggregate number of shares which the company shall have the authority to issue is seven million five hundred thousand (7,500,000), itemized by classes, par value of shares, shares without par value, and series, if any, within a class, is:

                                                          Par value per share or
                     Series                               statement that shares
Class               (if any)        Number of Shares      have no par value
-----------------   --------        ----------------      ----------------------
Common                              7,000,000             no par value
Preferred Class A                   150,000               no par value
Preferred Class B                   100,000               no par value
Preferred                           250,000               no par value

      The relative rights, preferences and limitations of the shares of each class and series(if any), are as follows:

The Preferred Class A shall be classified as voting preferred stock. The stock will have a ten to one vote compared to the common stock in all matters coming before the shareholders and will have a 5% cumulative dividend. The Class A Preferred stock is non-convertible and has no par value. The Class A Preferred has a stated value of $10.00 per share. Total authorized shares in this class is 150,000.

The Preferred Class B shall be classified as participating redeemable preferred stock. The stock will be non-voting, non-convertible and have no par value. There is no stated or annual interest due to this class of stock, however, 25% of all stock positions held by the company will be assigned to a fund for the benefit of the Class B Preferred shareholders. The Class B Preferred matures on June 1, 2002 at the stated value of $10.00 per share and is redeemable at the time by the company. Total authorized shares in this class is 100,000.

The Board of Directors shall have the authority by vote of the majority of the shareholders hereof, to assign certain characteristics to the remaining 250,000 Preferred shares which may be used to acquire capital, restructure the capitalization, maintain voting control, reduce dilution and any other purpose which would be deemed in the best interest of the shareholders.